UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2025

ATAI LIFE SCIENCES N.V.
(Exact name of registrant as specified in its charter)

The Netherlands	001-40493	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Prof. J.H. Bavincklaan 7
1183 AT Amstelveen
The Netherlands 1183
(Address of principal executive offices) (Zip Code)

+31 20 793 2536
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, €0.10 par value per share	ATAI	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On November 4, 2025, atai Life Sciences N.V. (the “Company” or “atai”) held an extraordinary general meeting of shareholders (the “Meeting”) to consider certain proposals related to the Company’s proposed acquisition of Beckley Psytech Limited (“Beckley”) and the proposed redomiliciation of the Company, pursuant to which atai would become a corporation incorporated in Delaware (the “Redomiciliation”).

As of October 7, 2025, the record date for the Meeting, there were approximately 240,488,841 ordinary shares, nominal value of €0.10 per share (“Ordinary Shares”) outstanding. Each Ordinary Share is entitled to one vote on any matter presented at the Meeting as a voting item. At the Meeting, 156,318,136 of the Company’s Ordinary Shares were present or represented.

The following are the final voting results for the proposals considered and voted upon at the Meeting, all of which are described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on September 24, 2025 (as supplemented, the “Definitive Proxy Statement”).

Proposal 1 - To approve, subject to the adoption of each of (A) the Share Issuance Proposal, (B) the Governing Documents Proposal and (C) the Director Nominee Proposals (each as defined below), also within the meaning of Section 2:107a of the Dutch Civil Code, the consummation of the acquisition by atai from the shareholders of Beckley Psytech of the entire issued share capital of Beckley Psytech not already owned by atai (the “Acquisition”) in accordance with the terms of that certain Share Purchase Agreement, dated as of June 2, 2025 (as amended from time to time, the “Share Purchase Agreement”) (the “Acquisition Proposal”). The results were as follows:

For	Against	Abstain	Broker Non-votes
121,090,088	82,072	282,047	34,863,929

Proposal 2  - To approve, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Governing Documents Proposal and (C) the Director Nominee Proposals, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a), the issuance of Ordinary Shares in connection with the Acquisition, pursuant to the terms of the Share Purchase Agreement (the “Share Issuance Proposal”). The results were as follows:

For	Against	Abstain	Broker Non-votes
120,951,244	200,592	302,371	34,863,929

Proposal 3A- To appoint, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Governing Documents Proposal and (C) the Share Issuance Proposal, Mr. Cosmo Feilding-Mellen as a non-executive director of the Company. The results were as follows:

For	Against	Abstain	Broker Non-votes
120,109,732	918,376	426,099	34,863,929

Proposal 3B - To appoint, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Governing Documents Proposal and (C) the Share Issuance Proposal, Dr. Robert Hershberg as a non-executive director of the Company (together with Proposal 3A, the “Director Nominee Proposals”). The results were as follows:

For	Against	Abstain	Broker Non-votes
120,790,441	284,699	379,067	34,863,929

Proposal 4 - To resolve upon, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Director Nominee Proposals and (C) the Share Issuance Proposal, the amendment to the Company’s articles of association to effect the change of the Company’s name pursuant to and as contemplated by the Deed of Amendment I (as defined hereafter) (the “Governing Documents Proposal”). The results were as follows:

For	Against	Abstain	Broker Non-votes
155,434,494	168,236	715,406	0

Proposal 5 - to resolve upon entering into the merger of atai with and into atai Life Sciences Luxembourg S.A. (“atai LuxCo”), with atai LuxCo surviving the merger (the “LuxCo Merger”), in accordance with the merger plan prepared by the Board and the atai LuxCo board of directors, dated September 18, 2025. The results were as follows:

For	Against	Abstain	Broker Non-votes
119,295,309	1,810,478	348,420	34,863,929

Proposal 6 - To resolve upon the amendment to the Company’s articles of association in connection with the LuxCo Merger to include a formula on the basis of which cash compensation to atai’s shareholders who validly exercise their withdrawal right in connection with the LuxCo Merger can be readily determined. The results were as follows:

For	Against	Abstain	Broker Non-votes
119,293,830	1,833,658	326,719	34,863,929

Proposal 7 - To resolve upon the amendment to the Company’s articles of association in connection with the LuxCo Merger to convert Ordinary Shares into a separate class of B shares if and to the extent atai shareholders exercise their withdrawal right under Dutch law in connection with the LuxCo Merger. The results were as follows:

For	Against	Abstain	Broker Non-votes
119,184,180	1,931,692	338,335	34,863,929

Based on the foregoing votes, the shareholders approved the appointment of each of Mr. Cosmo Feilding-Mellen and Dr. Robert Hershberg as non-executive directors, each to serve until the 2028 annual general meeting, and approved Proposals 1, 2, 4, 5, 6 and 7.

Completion of the Redomiciliation remains subject to certain closing conditions, as set forth in further detail in the Definitive Proxy Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATAI LIFE SCIENCES N.V.

Date: November 4, 2025	By:	/s/ Srinivas Rao
	Name:	Srinivas Rao
	Title:	Chief Executive Officer